                                                                      Exhibit 12

                         MARRIOTT INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Millions)

                                                                                    Fiscal Year
                                                                 1996       1995        1994        1993        1992
 Income Before Cumulative Effect of a Change
  in Accounting Principle                                        $306       $247        $200        $159        $134

Add/(Deduct):
 Tax on Income Before Cumulative Effect of a
  Change in Accounting Principle                                  196        165         142         116         103
 Fixed Charges                                                    142        107          84          73          72
 Interest Capitalized as Property and Equipment                    (9)        (8)         (4)         (3)         (2)
 (Income)/Loss Related to certain 50%-or-Less-Owned-Affiliates      1          -          (2)         (1)          2
                                                                 ----       ----        ----        ----        ----
EARNINGS AVAILABLE FOR FIXED CHARGES                             $636       $511        $420        $344        $309
                                                                 ====       ====        ====        ====        ====
Fixed Charges:
 Interest Including Amounts Capitalized as
  Property and Equipment                                          $94        $61         $36         $30        $27
 Portion of Rental Expense Representative of
  Interest                                                         48         45          45          40         44
 Share of Interest Expense of
  certain 50%-or-Less-Owned-Affiliates                              -          1           3           3          1
                                                                 ----       ----        ----        ----        ----
TOTAL FIXED CHARGES                                              $142       $107         $84         $73         $72
                                                                 ====       ====        ====        ====        ====

                                                                 ----       ----        ----        ----        ----
RATIO OF EARNINGS TO FIXED CHARGES                                4.5        4.8         5.0         4.7         4.3
                                                                 ====       ====        ====        ====        ====


For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Commission, earnings represents income before cumulative effect of a change in accounting principle, plus, when applicable, (a) taxes on such income, (b) fixed charges, and (c) the Company's equity interest in losses of certain 50%-or-less-owned-affiliates; less (x) undistributed earnings of 50%-or-less-owned-affiliates, and (y) interest capitalized. Fixed charges represent interest (including amounts capitalized), amortization of deferred financing costs, the portion of rental expense deemed representative of interest and, when applicable, the Company's share of the interest expense of certain 50%-or-less-owned-affiliates.